Exhibit 15.1

Our ref:	MJL/692329-000001/10958822v2
Direct	+852 3690 7490
Email	michael.li@maplesandcalder.com

Momo Inc.

20th Floor, Block B, Tower 2

Wangjing SOHO

No.1 Futongdong Street

Chaoyang District

Beijing 100102

People’s Republic of China

26 April 2017

Dear Sirs

Momo Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Momo Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an Annual Report on Form 20-F for the year ended 31 December 2016 (the “Annual Report”), which will be filed with the SEC in the month of April 2017.

We consent to the reference to our firm under the heading “Item 16G. Corporate Governance” in the Annual Report and further consent to the incorporation by reference into the registration statement on Form S-8 (File No. 333-201769) dated January 30, 2015, pertaining to the Company’s Amended and Stated 2012 Share Incentive Plan and 2014 Share Incentive Plan, and the registration statement on Form S-8 (File No. 333-215366) dated December 30, 2016, pertaining to the Company’s 2014 Share Incentive Plan, of the summary of our opinion under the heading “Item 16G. Corporate Governance” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder (Hong Kong) LLP